EXHIBIT 11
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             UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                 COMPUTATION OF EARNINGS PER COMMON SHARE



                                                   For the Three Months      For the Nine Months
                                                    Ended September 30       Ended September 30
                                                  ---------------------      ------------------
Dollars in thousands except per share amounts         1994         1993         1994        1993
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
ASSUMING NO DILUTION:
Net earnings before cumulative effect of
  accounting changes                               $60,387      $70,641     $163,876    $299,057
Preferred stock dividend                            (8,969)      (8,969)     (26,906)    (26,906)
Cumulative effect of accounting changes                  -            -            -    (129,594)
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Net earnings applicable to common stock            $51,418      $61,672     $136,970    $142,557
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Weighted average common stock outstanding          242,954      241,230      242,269     241,064


Net earnings per common share:
Before cumulative effect of
  accounting changes                                 $ .21        $ .25        $ .57       $1.13
Cumulative effect of accounting changes                  -            -            -        (.54)
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Net earnings per common share                        $ .21        $ .25        $ .57       $ .59
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ASSUMING FULL DILUTION:
Net earnings before cumulative effect of
 accounting changes                                $60,387      $70,641     $163,876    $299,057
41     $163,876    $299,057
Cumulative effect of accounting changes                  -            -            -    (129,594)
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Net earnings                                       $60,387      $70,641     $163,876    $169,463
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Fully diluted shares of common stock (a)           261,371      259,596      260,567     259,609

Net earnings per common share:
Before cumulative effect of
 accounting changes                                  $ .23        $ .27        $ .63       $1.15
Cumulative effect of accounting changes                  -            -            -        (.50)
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Net earnings per common share                        $ .23        $ .27        $ .63       $ .65
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(a)  Weighted average common stock outstanding      242,954      241,230      242,269     241,064
     Common stock equivalents:
       Stock options & performance shares *           1,750        1,699        1,631       1,878
       Convertible preferred stock                   16,667       16,667       16,667      16,667
 16,667
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        Total                                       261,371      259,596      260,567     259,609
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* Stock options exclude those at exercise prices in excess of market value at the end of each period.

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